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------                                              --------------------------
FORM 4                                                     OMB APPROVAL
------                                              --------------------------
[ ] CHECK THIS BOX IF NO                            OMB Number:      3235-0287
    LONGER SUBJECT TO                               Expires:  January 31, 2005
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response.... 0.5
    MAY CONTINUE. SEE                               --------------------------
    INSTRUCTION 1(b).



                                                U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, DC 20549

                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person(s)
Pulitzer Inc. Voting Trust Under         |                                                 |      to Issuer (Check all applicable)
Agreement Dated 3/18/1999                |  Pulitzer Inc. (PTZ)                            |           Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)         (First)           (Middle)|3. I.R.S. Identification  | 4. Statement for     |           Officer (give title below)
                                         |   Number of              |    Month/Day/Year    |     -----
                                         |   Reporting Person,      |                      |           Other (specify below)
900 North Tucker Boulevard               |   if an entity           |    08/2002           |     -----
                                         |   (voluntary)            |                      |
-----------------------------------------|                          |----------------------|--------------------------------------
               (Street)                  |                          | 5. If Amendment,     |7. Individual or Joint/Group Filing
                                         |                          |    Date of Original  |   (Check Applicable Line)
St. Louis        MO            63101     |                          |    (Month/Day/Year)  | X  Form filed by One Reporting Person
                                         |                          |                      | --
-----------------------------------------|                          |                      |    Form filed by More than One
(City)          (State)          (Zip)   |                          |                      | -- Reporting Person
                                         |                          |                      |
------------------------------------------------------------------------------------------------------------------------------------
                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of    |2. Transaction| 2A. Deemed       | 3. Transaction|4. Securities Acquired (A)| 5. Amount of    |6. Owner- |7. Nature
   Security    |   Date       |     Execution    |    Code       |   or Disposed of (D)     | Securities      |   ship   | of
   (Instr. 3)  |              |     Date, if     |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially    | Form:    | Indirect
               |              |     any          |               |                          | Owned           | Direct   | Bene-
               |              |                  |---------------|--------------------------| Following       | (D) or   | ficial
               |              |                  |       |       |         |  (A)  |        | Reported        | Indirect | Owner-
               |  (Month/Day/ |     (Month/Day/  |       |       |         |  or   |        | Transactions(s) | (I)      | ship
               |   Year)      |     Year         |  Code |  V    | Amount  |  (D)  |  Price | (Instr. 3 and 4)|(Instr. 4)|(Instr. 4)
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
Class B Common |              |                  |       |       |         |       |        |                 |          |
Stock, $.01    |              |                  |       |       | 54,000  |       |        |                 |          |
par value (1)  |  08/16/2002  |                  |   Z   |  V    |    (2)  |   D   |        |  11,304,280(3)  |    I     |   (4)
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
------------------------------------------------------------------------------------------------------------------------------------

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans-|3A. Deemed  |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |
   Security             |    sion or  |   action|    Execu-  |   action   |   Derivative     |    cisable and |   of Underlying    |
   (Instr. 3)           |    Exercise |   Date  |    tion    |   Code     |   Securities Ac- |    Expiration  |   Securities       |
                        |    Price of |  (Month/|    Date, if|  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |
                        |    Deriv-   |   Day/  |    any     |            |   Disposed of (D)|    (Month/Day/ |                    |
                        |    ative    |   Year) |    (Month/ |            |   (Instr. 3, 4   |    Year)       |                    |
                        |    Security |         |    Day/    |            |   and 5)         |                |                    |
                        |             |         |    Year)   |            |                  |-------------------------------------|
                        |             |         |            |            |                  |Date   |Expira- |        | Amount or |
                        |             |         |            |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |         |            |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
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------------|----------------------------------------------------------------------------
8. Price    |9. Number of      |    10. Ownership Form  |         11. Nature of
   of       |   Derivative     |        of Derivative   |             Indirect
   Deriv-   |   Securities     |        Securities      |             Beneficial
   ative    |   Beneficially   |        Beneficially    |             Ownership
   Secur-   |   Owned Following|        Owned at End    |             (Instr. 4)
   ity      |   Reported       |        of Month        |
  (Instr. 5)|   Transaction(s) |        (Instr. 4)      |
            |   (Inst. 4)      |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
-----------------------------------------------------------------------------------------
Explanation of Responses:

  NOTE 1: TABLE I. ITEM 1.
          Class B Common Stock which is convertible at any time, on a share-for-share basis, into Common Stock.

  NOTE 2: TABLE I. ITEM 4.
          Conversion of Class B Common Stock. Class B shareholder converted Class B Common Stock into Common Stock, which is not subject to the Pulitzer Inc. Voting Trust as described below in Note 4.

  NOTE 3: TABLE I. ITEM 5.
          Pursuant to Rule 16a-1 under the Securities and Exchange Act of 1934, as amended, beneficial ownership of these shares has been disclaimed.

  NOTE 4: TABLE I. ITEM 7.
          Held in a voting trust covering 11,304,280 shares of Class B Common Stock, $.01 par value, convertible into 11,304,280 shares of Common Stock.

                                                                                          /s/ ALAN G. SILVERGLAT            08/30/02
                                                                                          --------------------------------  --------
                                                                                          Signature of Reporting Person**     Date

    Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*   If the form is filed by more than one reporting person, see Instruction 4(b)(v).

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


    Note: File three copies of this form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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